                                                                    EXHIBIT 99.1

                         [THIRD WAVE TECHNOLOGIES LOGO]

Contact:
Rod Hise
Manager, Corporate Communications
(608) 663-4010
rhise@twt.com


For Immediate Release

                        THIRD WAVE TECHNOLOGIES ANNOUNCES
                        ONE-TIME CHARGE IN THIRD-QUARTER

         MADISON, Wis., Sept. 18, 2002 - Third Wave Technologies Inc. (Nasdaq:
TWTI) today announced that the company's previously disclosed plan to position its operating model towards more standard, clinically-oriented products with strong, recurring revenues will cause it to record a one-time, predominantly non-cash charge of up to $21 million in the third quarter ending Sept. 30, 2002.

         This is a write-off of assets previously required for large-scale, custom projects yielding lower gross margins and non-recurring revenue. The recent evolution of the company's Invader technology has made it more accurate, more sensitive and easier to manufacture. This evolution of its technology enables the company to outsource the manufacturing of these non-recurring revenue projects as disclosed in previous announcements and, as a result, to achieve higher gross margins.

         "Third Wave has worked diligently during the past four months to reduce its cost structure and lower its break-even point, while building a strong base of recurring revenue," said Lance Fors, Ph.D., chairman and chief executive officer of Third Wave. "As a result, we have lowered Third Wave's cash break-even point from more than $125 million to less than $50 million."

         Third Wave closed the second quarter ended June 30, 2002, with a cash balance of $60.1 million. The company's average monthly cash burn for the quarter ended June 30, 2002, was $2.2 million per month, compared with $4.7 million during the same period of 2001. The company expects further reductions in its cash burn as it continues to move towards profitability.

         "This one-time charge completes the plan Third Wave announced earlier this year," Fors said. "Now that we have our cash burn moving towards break-even and a healthy cash position, we can focus on driving revenue growth," Fors said. "We have identified several near-term market opportunities that we expect to disclose during the upcoming months."

ABOUT THIRD WAVE TECHNOLOGIES

         Third Wave Technologies develops, manufactures and markets genetic analysis products that are accelerating the delivery of personalized medicine. Our patented Invader(TM) product platform offers unmatched accuracy, sensitivity, ease of use and cost-effectiveness, making it the ideal solution for genetic analysis across the health care continuum.

         For more information about Third Wave and its products, please visit the company's website at www.twt.com.

All statements in this news release that are not historical are forward-looking statements within the meaning of the Securities Exchange Act of 1934 as amended. Such forward-looking statements are subject to factors that could cause actual results to differ materially for Third Wave from those projected. Those factors include risks and uncertainties relating to technological approaches of Third Wave and their respective competitors, product development, manufacturing, market acceptance, cost and pricing of Third Wave products, dependence on collaborative partners and commercial customers, successful performance under collaborative and commercial agreements, competition, the strength of the Third Wave intellectual property portfolio, the intellectual property of others and other risk factors identified in the documents that Third Wave has filed, or will file, with the Securities and Exchange Commission. Copies of Third Wave filings with the SEC may be obtained from the SEC Internet site at www.sec.gov. Third Wave expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Third Wave's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based. Third Wave Technologies, Invader and the Third Wave logo are trademarks of Third Wave Technologies, Inc.

                                       ###